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                                 U.S. TRUST CORPORATION
                    EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE

                                          Three Month Periods                Six Month Periods
                                            Ended June 30,                     Ended June 30,
                                      ----------------------------      ----------------------------
                                          1995             1994             1995             1994
                                      -----------      -----------      -----------      -----------
PRIMARY NET INCOME PER SHARE:
Net Income                            $ 5,367,000      $10,898,000      $13,995,000      $23,567,525
Plus Dividend Equivalent on
    Deferred Long-Term Performance
    Plan Awards (After-Tax)                90,821           70,609          181,643          139,365
                                      -----------      -----------      -----------      -----------
Adjusted Net Income                   $ 5,457,821      $10,968,609      $14,176,643      $23,706,890
                                      ===========      ===========      ===========      ===========
Weighted average number of
    common shares outstanding           9,614,706        9,369,922        9,559,831        9,372,290
Add average shares issuable
    under stock option and
    variable stock award plans            765,187          583,957          775,309          587,171
                                      -----------      -----------      -----------      -----------
    Total Common and Common
      Equivalent Shares                10,379,893        9,953,879       10,335,140        9,959,461
                                      ===========      ===========      ===========      ===========
Primary Net Income Per Share          $      0.53      $      1.10      $      1.37      $      2.38

FULLY DILUTED NET INCOME PER SHARE:
Net Income                            $ 5,367,000      $10,898,000      $13,995,000      $23,567,525
Plus Dividend Equivalent on
    Deferred Long-Term Performance
    Plan Awards (After-Tax)                90,821           70,609          181,643          139,365
                                      -----------      -----------      -----------      -----------
Adjusted Net Income                   $ 5,457,821      $10,968,609      $14,176,643      $23,706,890
                                      ===========      ===========      ===========      ===========
Weighted average number of
    common shares outstanding           9,614,706        9,369,922        9,559,831        9,372,290
Add maximum dilutive impact
    of average shares issuable
    under stock option and
    variable stock award plans*           791,775          600,717          819,608          602,535
                                      -----------      -----------      -----------      -----------
    Total Dilutive Shares              10,406,481        9,970,639       10,379,439        9,974,825
                                      ===========      ===========      ===========      ===========
Fully Diluted Net Income Per Share    $      0.52      $      1.10      $      1.37      $      2.38
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*   Assumes issuance of the maximum number of shares calculated as follows:

    Stock option plans - computed using the higher of the average market price or period-end market price of the Corporation's common stock.

    Variable stock award plans - computed assuming the issuance of performance stock awards that have been awarded but not yet vested.

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